BLUE BIRD FISCAL 2015 THIRD QUARTER RESULTS

Strong Growth with Third Quarter Net Sales up 9% Over Prior Year

Full-Year Net Sales Revenue and Adjusted EBITDA Guidance Reaffirmed

Fort Valley, GA, August 18, 2015 – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leading independent designer and manufacturer of school buses, announced today its fiscal 2015 third quarter results.

Third Quarter Highlights

•	Total net sales of $262.7 million, 9% higher than the same period last year with bus sales up 10%

•	Third quarter unit sales of 2,993 buses, 8% higher than the third quarter of the prior year

•	Parts sales of $14.2 million, flat with the same period last year

•	Net income from continuing operations of $10.7 million, compared with a net loss from continuing operations of $7.9 million for the third quarter last year

•	Adjusted net income[1] from continuing operations of $11.1 million, compared with $8.6 million last year

•	Adjusted EBITDA of $22.9 million, $0.5 million lower than the same prior year period

•
Reaffirming full-year guidance of net sales of $918-940 million and Adjusted EBITDA of $72-75 million[2]; forecasting full year Adjusted Free Cash Flow of $35-40 million (excludes cash paid for business combination transaction expenses and special compensation payments)

	Three Months Ended July 4, 2015	B/(W) 2014	Nine Months Ended July 4, 2015	B/(W) 2014
Unit Sales	2,993	223	6,910	372
Revenue (Mils.)	$262.7	$22.3	$611.5	$29.5
Income (Loss) from Continuing Operations (Mils.)	$10.7	$18.6	$(1.0)	$(4.8)
Adjusted EBITDA (Mils.)	$22.9	$(0.5)	$40.5	$(7.3)
Diluted Earnings (Loss) per Share	$0.38	$0.75	$(0.11)	$(0.28)
Adjusted Diluted Earnings per Share[3]	$0.39	$—	$0.47	$(0.49)

On the product front, Blue Bird unveiled its newest product offering last month at the School Transportation News (STN) Expo Conference and Trade Show in Reno, NV — the Blue Bird Gasoline-Powered Type C Vision School Bus. This bus will have a lower acquisition price than other fuel types and and will be easier to maintain. The bus will utilize Ford Motor Company’s modern and highly efficient 6.8L V10 gasoline engine, which is the same engine that is used in its class-leading propane-powered bus. Blue Bird is the only manufacturer to offer a Type C gasoline-powered school bus. This is another product from our exclusive partnership with Ford and Roush CleanTech.

1 See Reconciliation of Net Income to Adjusted Net Income in attachment.
2 Consistent with the information provided in our proxy statement filed on January 20, 2015, guidance for Adjusted EBITDA specifically excludes the ongoing incremental costs required to operate as a publicly-traded company. These ongoing public company costs represented $0.6 million for the third quarter and $1.2 million for the first nine months of the fiscal year. These costs are estimated to be at least $2.0 million for the full-year.
3 See Reconciliation of GAAP Diluted EPS to Non-GAAP Diluted EPS in attachment.

“We are pleased with our third quarter results. We delivered strong growth with net sales up 9% over prior year and solid Adjusted EBITDA of $22.9 million for the quarter. For the first nine months of the year we sold over 6,900 buses, marking the fourth consecutive year of growth for this period. Based on our financial results to date, the backlog of bus orders currently in-hand, and our outlook for the balance of the year, we are reaffirming our previous full-year guidance for net sales and Adjusted EBITDA. ” said Phil Horlock, President and Chief Executive Officer of Blue Bird Corporation. “We are continuing to innovate with exciting new products that customers want and value. Our recently announced gasoline-powered Vision school bus will be a great choice for customers who want the lowest acquisition price and simpler maintenance. The response to this new bus at the STN Expo last month was outstanding! Exclusive new products like this will continue to differentiate Blue Bird and drive future growth.”

Third Quarter & Year-to-Date 2015 Results

Sales

Third Quarter:

Total net sales for the third quarter of fiscal 2015 were $262.7 million, up 9.3% from the third quarter of fiscal 2014.

Bus unit sales during the third quarter of fiscal 2015 were 2,993, up 8.1% from the third quarter of last year. Net bus sales of $248.5 million for the third quarter of 2015 were up 9.9% from the prior year, with a 1.7% higher net sales price per bus than the prior year quarter. This higher net sales price was driven primarily by a richer customer mix that ordered buses at higher price points.

Net parts sales for the third quarter of fiscal 2015 were $14.2 million, flat when compared with the third quarter of last year. This was a strong result recognizing that the third quarter of fiscal 2014 benefited from a sales rebound after severe winter weather delayed purchases from earlier in the year.

Year-to-Date:

Total net sales were $611.5 million for the first nine months of the fiscal year, an increase of $29.5 million or 5.1% compared with prior year.

Blue Bird sold 6,910 buses in this period, up 5.7% compared with the same period last year. Net bus sales revenue of $569.7 million year-to-date was up 4.9% compared with the first nine months of fiscal 2014. The favorable impact of higher unit volume was partially offset by less favorable product and customer mix in the first half of the year.

Year-to-date net parts sales were $41.8 million, up 7.4% compared with fiscal 2014, driven by success with many of our go-to-market initiatives.

Gross Profit

Third Quarter:

Third quarter gross profit of $36.7 million was an increase of $2.9 million over the third quarter of the prior year.

Bus gross profit of $31.7 million for the third quarter improved by $3.1 million compared with the third quarter of last year. Gross profits for the quarter were mainly impacted by positive changes in customer mix, partially offset by an increase in average cost of goods sold per unit due to product mix and higher overtime to support the surge in volume.

Parts gross profit in the third quarter of 2015 of $5.0 million was $0.2 million lower when compared with the same period in 2014. This was primarily the result of a higher mix of supplier direct drop-ship parts.

Year-to-Date:

Year-to-date gross profit was $79.2 million, down $1.1 million from the prior year. Bus gross profit of $63.9 million was down by $1.8 million. The reduction in bus gross profit reflects a less profitable product and customer mix in the first half of the fiscal year as well as higher overtime costs in the third quarter versus last year, partially offset by higher unit sales and lower material costs.

Parts gross profit year-to-date of $15.3 million was up $0.7 million compared with the prior year. Higher sales of parts drove the profitability growth.

Adjusted EBITDA

Third Quarter:

Adjusted EBITDA for the quarter was $22.9 million, $0.5 million lower than the prior year. The reduction in Adjusted EBITDA is primarily the result of increased selling, general and administrative expenses as we invest in growth and product initiatives as well as ongoing public company costs, partially offset by higher gross profit.

Year-to-Date:

Year-to-date Adjusted EBITDA was $40.5 million, down $7.3 million compared with prior year, primarily the result of increased selling, general and administrative expenses supporting growth and product initiatives, ongoing costs associated with being a public company and lower gross profit in the first half of the year.

Net Income/Loss

Third Quarter:

Net income from continuing operations during the third quarter was $10.7 million, compared with a net loss from continuing operations of $7.9 million in the same period last year. The $18.6 million improvement was driven primarily by an increase in operating profit of $23.9 million, partially offset by an increase in interest expense of $3.9 million and an increase in tax expense of $1.5 million.

Year-to-Date:

Net loss from continuing operations was $1.0 million for the first nine months of the fiscal year, a decrease of $4.8 million compared with net income from continuing operations of $3.8 million in the same period last year. The decrease reflects primarily an increase in interest expense of $13.2 million and a decrease in operating profit of $1.0 million, partially offset by a decrease in tax expense of $9.0 million and an increase in equity in net income of non-consolidated affiliate net of tax of $0.5 million.

Full Year Guidance

Blue Bird currently has a full bus production schedule for the fourth quarter, reflecting firm customer orders, where we have visibility to pricing and margins. Based on this schedule, our planned parts sales and our forecast spending for the balance of the year, we are reaffirming our full-year guidance for total net sales of $918-940 million and Adjusted EBITDA of $72-75 million. Consistent with the information provided in our proxy statement filed on January 20, 2015, guidance for 2015 Adjusted EBITDA specifically excludes the ongoing incremental costs required to operate as a publicly-traded company (forecast to be at least $2.0 million for the year).

Forecast Adjusted Free Cash Flow

We are also reaffirming our full-year forecast for Adjusted Free Cash Flow of $35-40 million (excludes cash paid for business combination transaction expenses and special compensation payments). Several expenses associated with the business combination transaction in the first half consumed significant cash. We are forecasting very strong cash generation in the fourth quarter.

Conference Call Details

Blue Bird will discuss its third quarter and year-to-date 2015 results and other related matters in a conference call at 8:00 AM EST today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•
Webcast participants should log on and register at least ten minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•	Participants desiring audio only should dial 877-407-4018 or 201-689-8471.

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: “adjusted EBITDA”, “adjusted net income from continuing operations”, “adjusted diluted earnings per share,” “free cash flow” and “adjusted free cash flow.” Adjusted EBITDA is defined as net income prior to interest income, interest expense and other expense, net and income taxes, and depreciation and amortization, as adjusted to add back certain charges recorded each year, such as stock-compensation expense and transaction costs, as these expenses are not considered an indicator of ongoing company performance. Adjusted net income from continuing operations is defined as income from continuing operations, as adjusted to add back certain transaction costs not considered an indicator of ongoing company performance. Adjusted diluted earnings per share represents adjusted income (loss) from continuing operations divided by diluted weighted average common shares outstanding. Adjusted net income from continuing operations and adjusted diluted earnings per share are calculated net of taxes. Free cash flow represents net cash provided by continuing operations minus cash paid for fixed assets. Adjusted Free Cash flow represents free cash flow excluding cash paid for special compensation and other business combination expenses.

There are limitations to using non-GAAP measures. Although Blue Bird believes that such measures may enhance an evaluation of Blue Bird’s operating performance and cash flows, (i) other companies in Blue Bird’s industry may define such measures differently than Blue Bird does and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry and (ii) such measures may exclude certain financial information that some may consider important in evaluating Blue Bird’s performance and cash flows. Attached to this press release is a schedule that reconciles Adjusted EBITDA, adjusted net income from continuing operations and adjusted diluted earnings per share to GAAP measures.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•	Inherent limitations of internal controls impacting financial statements

•	Growth opportunities

•	Future profitability

•	Ability to expand market share

•	Customer demand for certain products

•	Economic conditions that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers

•	Labor or other constraints on the Company’s ability to maintain a competitive cost structure

•	Volatility in the tax base and other funding sources that support the purchase of buses by our end customers

•	Lower or higher than anticipated market acceptance for our products

•	Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by Hennessy Capital Acquisition Corp. or Blue Bird Corporation (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:
Jeff Merten
Investor Relations & New Business Development
(478)822-2496
Jeff.Merten@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except for share data)	As of July 4, 2015	As of September 27, 2014
	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$27,823	$61,137
Accounts receivable, net	33,815	21,215
Inventories	106,520	71,300
Other current assets	4,421	4,353
Deferred tax asset	2,542	6,057
Total current assets	$175,121	$164,062
Property, plant and equipment, net	27,880	29,949
Goodwill	18,825	18,825
Intangible assets, net	60,844	62,240
Equity investment in affiliate	10,921	9,871
Deferred tax asset	11,005	4,073
Other assets	3,026	2,913
Total assets	$307,622	$291,933
Liabilities and Stockholder’s Deficit
Current liabilities
Accounts payable	$115,866	$94,294
Accrued warranty costs—current portion	6,839	6,594
Accrued expenses	25,021	37,319
Deferred warranty income—current portion	4,546	4,117
Other current liabilities	5,699	5,668
Current portion of senior term debt	11,750	11,750
Total current liabilities	$169,721	$159,742
Long-term liabilities
Long-term debt	$204,177	$211,118
Accrued warranty costs	9,444	8,965
Deferred warranty income	8,648	7,886
Other liabilities	12,828	12,136
Accrued pension liability	36,650	40,881
Total long-term liabilities	$271,747	$280,986
Guarantees, commitments and contingencies
Stockholders' deficit
Series A preferred stock , $.0001 par value, 10,000,000 shares authorized, 500,000 issued at July 4, 2015 and liquidation preference of $50,000	$50,000	$—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 20,787,845 and 22,000,000 issued and outstanding at July 4, 2015 and September 27, 2014, respectively.	2	2
Additional paid-in capital	14,791	—
Accumulated deficit	(153,851)	(102,229)
Accumulated other comprehensive loss	(44,788)	(46,568)
Total stockholders' deficit	$(133,846)	$(148,795)
Total liabilities and stockholders' deficit	$307,622	$291,933

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(in thousands except for share data)	Three Months Ended July 4, 2015	Three Months Ended June 28, 2014	Nine Months Ended July 4, 2015	Nine Months Ended June 28, 2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$262,653	$240,326	$611,504	$581,991
Cost of goods sold	225,991	206,564	532,334	501,767
Gross profit	$36,662	$33,762	$79,170	$80,224
Operating expenses
Selling, general and administrative expenses	17,404	38,369	66,813	66,900
Operating profit	$19,258	$(4,607)	$12,357	$13,324
Interest expense	(4,577)	(711)	(14,473)	(1,235)
Interest income	5	14	39	68
Other income, net	(33)	48	—	69
Income (loss) before income taxes	$14,653	$(5,256)	$(2,077)	$12,226
Income tax (expense) benefit	(4,323)	(2,795)	360	(8,620)
Equity in net income of non-consolidated affiliate, net of tax of $190, $75, $368 and $94, respectively	353	118	681	164
Income (loss) from continued operations	$10,683	$(7,933)	$(1,036)	$3,770
Loss from discontinued operations, net of tax	—	(127)	(4)	(138)
Net (loss) income	$10,683	$(8,060)	$(1,040)	$3,632
Defined benefit pension plan gain, net of tax of $319, $266, $958 and $757, respectively	593	435	1,780	1,346
Comprehensive (loss) income	$11,276	$(7,625)	$740	$4,978
Net (loss) income (from above)	$10,683	$(8,060)	$(1,040)	$3,632
Preferred stock dividend	$1,239	$—	$1,239	$—
Net income (loss) available to common stockholders	$9,444	$(8,060)	$(2,279)	$3,632
Earnings (loss) per share:
Basic weighted average shares outstanding	20,712,860	22,000,000	21,306,118	22,000,000
Basic earnings per share (loss per share)	$0.46	$(0.37)	$(0.11)	$0.17
Diluted weighted average shares outstanding	28,081,412	22,000,000	21,306,118	22,000,000
Diluted earnings per share (loss per share)	$0.38	$(0.37)	$(0.11)	$0.17

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of dollars)	Nine Months Ended July 4, 2015	Nine Months Ended June 28, 2014
	(unaudited)	(unaudited)
Cash flows from operating activities
Net (loss) income	$(1,040)	$3,632
Loss from discontinued operations, net of tax	4	138
Adjustments to reconcile net (loss) income to net cash (used in)/provided by operating activities:
Depreciation and amortization	6,646	7,397
Amortization of debt costs	2,283	539
Share-based compensation	526	—
Equity in net income of affiliate	(681)	(164)
Loss (gain) on disposal of fixed assets	495	(2)
Deferred taxes	(4,464)	762
Change in uncertain tax position	—	6,390
Provision for bad debt	134	79
Amortization of deferred actuarial pension losses	2,738	2,103
Changes in assets and liabilities
Accounts receivable	(12,734)	(10,870)
Inventories	(35,220)	(46,239)
Other assets	(592)	(586)
Accounts payable	24,049	35,751
Accrued expenses, pension and other liabilities	(13,778)	9,221
Total adjustments	$(30,598)	$4,381
Net cash (used in)/provided by continuing operations	$(31,634)	$8,151
Net cash used in discontinued operations	(4)	(115)
Total cash (used in)/provided by operating activities	$(31,638)	$8,036
Cash flows from investing activities
Change in net investment in discounted leases	$—	$252
Cash paid for fixed assets	(3,427)	(3,264)
Proceeds from sale of assets	—	23
Restricted cash	—	1,206
Total cash used in investing activities	$(3,427)	$(1,783)
Cash flows from financing activities
Net borrowings under the senior credit facility	$—	$(128)
Borrowings under the senior term loan	—	235,000
Repayments under the senior term loan	(8,813)	(13,000)
Cash paid for capital leases	(114)	(490)
Cash paid for debt costs	(2,872)	(12,562)
Contribution from majority stockholder	13,550	—
Payment of dividends	—	(225,700)
Change in advances collateralized by discounted leases	—	(251)
Total cash provided by/(used in) financing activities	$1,751	$(17,131)
Change in cash and cash equivalents	(33,314)	(10,878)
Cash and cash equivalents at beginning of period	61,137	46,594
Cash and cash equivalents at end of period	$27,823	$35,716
Non-cash investing and financing activity
Dividend declared but unpaid	—	1,121
Capital lease acquisitions	—	167
Change in accounts payable for capital additions to property, plant and equipment	248	252
Common stock dividend on Series A preferred stock (market value of common shares)	1,239	—
Non-cash reverse merger activity
Issuance of Common Stock	25,000	—
Issuance of Series A Preferred Stock	50,000	—
Shares assumed by legal acquirer	39,959	—
Repurchase of Common Stock from majority stockholder	100,000	—

BLUE BIRD CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statement of Stockholders' Deficit
(Unaudited)

(in thousands except for share data)	Common Shares	Preferred Shares	Common Par Value	Additional Paid-In-Capital	Liquidation Preference	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders' Deficit
Balances, September 27, 2014 as previously reported	100	—	$1	$—	$—	$(46,568)	$(102,229)	$(148,796)
Effect of reverse acquisition	22,000,000	—	2	—	—	—	—	—
Balances, September 27, 2014	22,000,000	—	$2	$—	$—	$(46,568)	$(102,229)	$(148,795)
Issuance of Common Stock	2,500,000	—	0.3	25,000	—	—	—	25,000
Issuance of Series A Preferred Stock	—	500,000	—	—	50,000	—	—	50,000
Shares assumed by legal acquirer	4,980,294	—	0.5	39,959	—	—	—	39,959
Shares purchased from majority shareholder	(10,000,000)	—	(1.0)	(64,959)	—	—	(35,041)	(100,000)
Settlement of legal acquirer transaction costs	—	—	—	—	—	—	(14,826)	(14,826)
Contribution from majority shareholder	—	—	—	13,550	—	—	—	13,550
Employee stock options	—	—	—	526	—	—	—	526
Warrant exchange	1,212,500	—	0.1	715	—	—	(715)	—
Series A Preferred Stock dividend - Common Stock	95,051	—	0.01	—	—	—	—	—
Net Loss	—	—	—	—	—	—	(1,040)	(1,040)
Minimum pension liability, net of tax $958	—	—	—	—	—	1,780	—	1,780
Balances, July 4, 2015	20,787,845	500,000	$2	$14,791	$50,000	$(44,788)	$(153,851)	$(133,846)

The following table sets forth a reconciliation of net income to Adjusted EBITDA for the third quarter of fiscal 2015 and the third quarter of fiscal 2014:

(in thousands of dollars)	Three Months Ended July 4, 2015	Three Months Ended June 28, 2014
Net income (loss)	$10,683	$(8,060)
Loss from discontinued operations, net of tax	—	(127)
Income (loss) from continuing operations	$10,683	$(7,933)
Interest expense	4,577	711
Interest income	(5)	(14)
Income tax expense	4,323	2,795
Depreciation and amortization	2,081	2,417
Special compensation payment	—	24,679
Management incentive compensation	—	625
Tax expense, non-consolidated affiliate	190	75
Business combination expenses	612	78
Share based compensation	471	—
Adjusted EBITDA	$22,932	$23,433
Adjusted EBITDA margin (percentage of net sales)	8.7%	9.8%

The following table sets forth a reconciliation of net income to Adjusted EBITDA for the nine months ended July 4, 2015 and the nine months ended June 28, 2014:

(in thousands of dollars)	Nine Months Ended July 4, 2015	Nine Months Ended June 28, 2014
Net (loss) income	$(1,040)	$3,632
Loss from discontinued operations, net of tax	(4)	(138)
Income (loss) from continuing operations	$(1,036)	$3,770
Interest expense	14,473	1,235
Interest income	(39)	(68)
Income tax (benefit) expense	(360)	8,620
Depreciation and amortization	6,646	7,397
Special compensation payment *	13,788	24,679
Management incentive compensation	—	1,887
Tax expense, non-consolidated affiliate	368	94
Business combination expenses	5,625	173
Loss on disposal of fixed assets	469	—
Share based compensation	526	—
Adjusted EBITDA	$40,460	$47,787
Adjusted EBITDA margin (percentage of net sales)	6.6%	8.2%
* The fiscal 2015 payment was primarily funded by a contribution from our majority shareholder in the Business Combination.

BLUE BIRD CORPORATION AND SUBSIDIARIES
Reconciliation of Net Income to Adjusted Net Income
(Unaudited)

(in thousands of dollars)	Three Months Ended July 4, 2015	Three Months Ended June 28, 2014	Nine Months Ended July 4, 2015	Nine Months Ended June 28, 2014
Net income	$10,683	$(8,060)	$(1,040)	$3,632
Less: Preferred stock dividend	1,239	—	1,239	—
Net income (loss) available to common stockholders	$9,444	$(8,060)	$(2,279)	$3,632
Adjustments net of tax impact
Special compensation payment	—	$16,041	$8,962	$16,041
Management incentive compensation (a)	—	406	—	1,227
Discontinued operations	—	127	4	138
Business combination	398	51	3,656	112
Loss on disposal of fixed assets	—	—	305	—
Total adjustments	$398	$16,625	$12,927	$17,518
Adjusted net income from continuing operations available to common stockholders	$9,842	$8,565	$10,648	$21,150
Adjusted net income from continuing operations available to common stockholders - Diluted EPS numerator	$11,081	$8,565	$11,887	$21,150

Note: Marginal tax rate of 35%

Reconciliation of GAAP Diluted EPS to Non-GAAP Diluted EPS
(Unaudited)

	Three Months Ended July 4, 2015	Three Months Ended June 28, 2014	Nine Months Ended July 4, 2015	Nine Months Ended June 28, 2014
GAAP diluted earnings (loss) per share	0.38	$(0.37)	$(0.11)	$0.17
Add Preferred Stock dividend	*		0.05
Adjustments net of tax impact
Special compensation payment	—	0.73	0.37	0.73
Management incentive compensation (a)	—	0.02	—	0.05
Discontinued operations	—	0.01	—	—
Business combination	0.01	—	0.15	0.01
Loss on disposal of fixed assets	—	—	0.01	—
Adjusted non-GAAP diluted earnings per share	$0.39	$0.39	$0.47	$0.96
Shares used in computing adjusted diluted earnings per share	28,081,412	22,000,000	24,554,875	22,000,000

*Already included in the diluted earnings per share numerator in this period

(a) Represents incentive compensation paid to officers in excess of a related accrual (typically recorded at 100% target level) due to over-performance relative to budget. This adjustment excludes the amount of the accrual above 200% of the target level.